UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

EveryWare Global, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 681-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2014, EveryWare Global, Inc. (the “Company”), received a deficiency notice from the NASDAQ Stock Market (“NASDAQ”) stating that for the last 30 consecutive business days, the Company had not met the $15 million minimum market value of publicly held shares continued listing standard as required by Rule 5450(b)(2)(C) or Rule 5450(b)(3)(C). As provided in the NASDAQ rules, the Company has 180 calendar days, or until December 15, 2014, to regain compliance. To regain compliance, the market value of the Company’s publicly held shares must be $15 million or more for a minimum of ten consecutive business days at any time prior to December 15, 2014.

The Company is evaluating whether to apply to transfer its common stock to the NASDAQ Capital Market. The Company’s evaluation is ongoing and the Company cannot predict when it may conclude its evaluation or what decision it may reach with respect to transferring the listing of the Company’s common stock. The ability to transfer to the NASDAQ Capital Market would be dependent upon the Company meeting the applicable listing requirements for that exchange. If the Company is eligible to, and decides to, transition to the NASDAQ Capital Market, the transition would not impact the Company’s obligation to file periodic reports and other reports with the Securities and Exchange Commission under applicable federal securities laws. If the Company does not transfer its securities to the NASDAQ Capital Market or regain compliance with either Rule 5450(b)(2)(C) or Rule 5450(b)(3)(C) by December 15, 2014, the NASDAQ staff will issue a notice that its securities are subject to delisting. The Company then has the right to appeal the decision to a NASDAQ Listing Qualifications Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date: June 25, 2014	By:	/s/ Bernard Peters
	Name:	Bernard Peters
	Title:	Executive Vice President and Chief Financial Officer